Exhibit 99.1

PREMIER FINANCIAL BANCORP, INC.
2883 5th Avenue  ●  Huntington, WV  25702  ●  Phone (304) 525-1600

December 5, 2007

Dear Shareholder,

More than likely you have heard something in the news lately about large banks or Wall Street stock brokerage firms taking large writedowns due to “sub-prime” mortgages or possibly “collateralized debt obligations”, also called CDO’s.  Fortunately, at Premier we were not tempted by the sales pitches wanting us to invest in or offer these kinds of products.  We are community bankers diligently serving the communities where we are located, using tried and true banking practices.  We have enclosed a copy of our third quarter 2007 press release which provides a brief overview of how our conservative approach to banking is resulting in greater profitability.  We hope you are equally as pleased as we are with the 22.5% increase in our quarterly earnings compared to the third quarter of 2006.  For a more detailed analysis of our financial performance we invite you to review our Form 10-Q filing with the Securities and Exchange Commission.  A copy can be viewed and printed from their website at www.sec.gov or write to us and we will be happy to mail you a copy.
With such strong performance, it is a fair question to ask, “Why has Premier’s stock price declined over the past few months?”  Certainly there are many factors that go into an investor’s decision to sell or buy a particular stock.  However, the current uncertainties surrounding the large bank stocks are translating into diminished prices for all bank stocks.  We are not alone.  The entire financial services industry has gone through a period of declining stock prices since the first quarter of this year, largely due, we believe, to uncertainties related to continued writedowns on mortgage based investments.  The stock market as a whole hates uncertainty.  Uncertainty with the direction of interest rates, uncertainty with the general health of the economy and uncertainty with “who’s next with their large writedown” have all led to the market’s recent volatility and to the decline in the stock prices of those of us who are in the financial services industry.  When will those stock prices rebound is another uncertainty affecting the market.
Please be assured that we are continuing to work to improve shareholder value.  Our net interest margin is better than most of our peers.  We are refining our business practices and operations so that we remain competitive in our markets.  We have announced our intention to expand our franchise by purchasing Citizens First Bank and Traders Bankshares, Inc., two other community banks in West Virginia.  (See the enclosed news releases.)  And, we have recently declared our third quarter 2007 cash dividend at $0.10 per share for shareholders of record on December 14, 2007.  You should receive your dividend check on or about December 31st.
We want to thank you for your continued support and encouragement.  As always, feel free to contact us with any questions or comments you may have in writing or by phone at 304-525-1600.

Sincerely,

/s/ Marshall T. Reynolds                            /s/ Robert W. Walker
Marshall T. Reynolds                                                                           Robert W. Walker
Chairman of the Board                                                                         President & Chief Executive Officer